Exhibit 10.10

NOTE

DATE:
MAKER:	NaturalShrimp Corporation
MAKER’S MAILING ADDRESS:	2068 N Valley Mills Dr. Waco, Texas 76710
LENDER:
ADDRESS:
PRINCIPAL AMOUNT:	($_______)
MATURITY DATE:	Twelve months from the date hereof
INTEREST RATE ON UNPAID PRINCIPAL FROM DATE:	Fifteen percent (15%) payable at Maturity Date
SECURITY:	Shrimp crop attributable to Loan of even date herewith

FOR VALUE RECEIVED, after date, without grace, in the manner, on the dates and in the amounts so stipulated, the undersigned Maker promises to pay, pursuant to the terms and conditions hereafter set forth, to the order of Holder at the Place of Payment or at such other place as the Holder of this note may designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of ______________________ ($___________) together with interest on the principal amount hereof remaining outstanding and unpaid from the date hereof until maturity at the rate hereafter stated.

Maker acknowledges that the loan evidenced hereby is intended for business, commercial, or investment purposes and is not primarily for personal, family, household or agricultural use.

The principal of this Note and accrued, unpaid interest thereon is payable as follows:

In full on Maturity Date (subject to conversion election as set forth in the Loan)

This Note is secured by the shrimp crop attributable to the PLs acquired from the Note proceeds.

This Note may be prepaid, in part or in full but Holder shall be entitled to the full interest earned hereunder as though the Note was paid at Maturity Date.

Maker promises to pay to the order of Payee at the Place of Payment and according to the terms of payment the principal amount plus interest at the rates stated above.

Maker grants an option to Holder to convert the fifteen percent interest proceeds into thirty percent common stock shares at a price of $:25 per share.

Maker grants an option to Holder to convert all proceeds; $5,000 principal, fifteen percent interest or thirty percent common stock into common stock shares at $.25 per share.

Maker grants a first right of refusal on future loans to Holder if financing program is renewed.  Future interest rates will be determined by market conditions at that time.

As an additional consideration to Lender for making the loan, Lender shall be entitled to receive 1,000 shares of the common stock of Borrower.

If default is made in the payment of any part of the principal or interest of this note as same shall become due and payable, or if there is a default in any of the terms, covenants, conditions, agreements, or provisions set forth in any instruments securing payment hereof then in any such event the holder or holders of this Note shall have the option to declare this Note due and payable whereupon the entire unpaid principal balance of this Note and all interest accrued thereon shall thereupon at once mature and become due and payable without further presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Maker, and by all sureties, guarantors and endorsers of the Note to the fullest extent permitted by law.

This Note shall be the joint and several obligation of Makers, any Guarantor and all endorsers, if any, and shall be binding upon them, their heirs, legal representatives, successors and assigns.  Except as heretofore provided, each Maker and endorser hereby jointly and severally waives grace, presentment for payment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting.

In the event of default hereunder, or in any of the instruments securing payment hereof, and this Note is placed in the hands of an attorney for collection (whether or not suit is filed) or if this Note is collected by suit or legal proceedings, Maker agrees to pay an additional amount for attorney’s fees, court costs and expense of collection in addition to other amounts due.

It is the intention of the parties hereof to comply with all applicable usury laws (now or hereafter enacted).  Accordingly, it is agreed that notwithstanding any provisions to the contrary in this Note, or in any of the documents securing payment hereof or otherwise relating hereto, in no event shall this Note or such document, be construed to contract for, charge, or permit a receipt of interest in excess of the maximum amount permitted by the laws of the State of Texas and/or of the United States of America.  If any such excess of interest is contracted for, charged, or received under this Note or under the terms of any of the documents securing payment hereof or otherwise relating hereto, or in the event the maturity of the indebtedness evidenced by this Note is accelerated in whole or in part, or in the event that all or part of the principal or interest of this Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged, or received under this Note or under any of the instruments securing payment hereof or otherwise relating hereto on the amount of principal actually outstanding from time to time under this note shall exceed the maximum rate of interest permitted by law, then, in such event:

(a)           The provisions of this paragraph shall govern and control; and
(b)           Neither Maker hereof nor Makers heirs, legal representatives, successors, or assign, or any other party liable for the payment hereof shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum permitted by law; and,
(c)           Any such excess shall be deemed a mistake and canceled automatically and, if theretofore paid, shall, at the option of the holder of this Note, be refunded to Makers or applied as a credit against the then unpaid principal amount hereof, and
(d)           The effective rate of interest shall be automatically reduced to the maximum contract rate allowed under such lay’s as now or hereafter construed by the Courts of appropriate jurisdiction, and, to the extent permitted by law, determination of the rate of interest shall be made by amortizing, prorating, allocating, and spreading in equal parts during the period of the fully stated term of the loan evidenced hereby all interest at any time contracted for, charged, or received from maker in connection with this loan.

Each Maker if more than one is responsible for all obligations represented by this Note.  Each Maker warrants and represents that each has full authority to enter into this Note and that the person executing this Note on behalf of Maker has full right and authority to execute same.  This Note shall be binding on each Maker according to its terms.

This Note shall be governed by and construed in accordance with the Laws of the State of Texas and the United States of America a from time to time in effect.  Dallas County, Texas shall be the proper place of venue for suit hereon.  Makers and any and all co-makers, endorsers, guarantors and sureties irrevocably agree that any legal proceedings in respect of this Note or any loan agreement, guaranty or other writing relating hereto shall be brought in the district courts of Dallas County, Texas.

MAKER

NATURALSHRIMP CORPORATION

BY:
TITLE: